Exhibit 99.1

FOR:	AMREP Corporation
620 West Germantown Pike, Suite 175
Plymouth Meeting, Pennsylvania 19462

CONTACT:	Adrienne M. Uleau
Vice President, Finance and Accounting
(610) 487-0907

AMREP REPORTS FISCAL 2020 RESULTS

Plymouth Meeting, Pennsylvania, July 27, 2020 – AMREP Corporation (NYSE: AXR) today reported a net loss of $5,903,000, or $0.73 per share, for its 2020 fiscal year ended April 30, 2020 compared to net income of $1,527,000, or $0.19 per share, for the prior year.

Results for 2020 included $8,600,000 of non-cash charges comprised of: (1) a non-cash pre-tax pension settlement charge of $2,929,000 due to the payment of lump sum payouts of pension benefits to 309 former employees and (2) net non-cash pre-tax impairment charges on other assets of $5,046,000 in connection with certain deemed consideration from the sale of the Company’s fulfillment services business. Results for 2019 reflected a net loss from continuing operations of $2,465,000 and net income from discontinued operations of $3,992,000. Discontinued operations resulted from the sale of AMREP’s fulfillment services business in April 2019.

AMREP Corporation, through its subsidiaries, is a major holder of land and leading developer of real estate in New Mexico.

FINANCIAL HIGHLIGHTS

	Twelve Months Ended April 30,
	2020	2019

Revenues	$18,783,000	$12,754,000

Net income (loss) from continuing operations	$(5,903,000)	$(2,465,000)

Net income from discontinued operations	-	$3,992,000

Net income (loss)	$(5,903,000)	$1,527,000

(Loss) per share from continuing operations – Basic and Diluted	$(0.73)	$(0.30)

Income per share from discontinued operations – Basic and Diluted	$-	$0.49

(Loss) income per share – Basic and Diluted	$(0.73)	$0.19

Weighted average number of common shares outstanding - basic	8,134,000	8,099,000
Weighted average number of common shares outstanding - diluted	8,134,000	8,145,000

AMREP Corporation’s financial statements on Form 10-K have been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).